                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

Filed by the Registrant  X
                        ---

Filed by a Party other than the Registrant
                                           ---

Check the appropriate box:


    Preliminary Proxy Statement                   Confidential, for Use of the
- ---                                          ---  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))
 X   Definitive Proxy Statement
- ---

 X   Definitive Additional Materials
- ---

     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
- ---


                              Cardinal Health, Inc.
                -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       NA
    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
- ---  or Item 22(a)(2) of Schedule 14A.


     $500 per each party to the controversy pursuant to Exchange Act Rule
- ---  14a-6(i)(3).

     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
- ---

(1)  Title of each class of securities to which transaction applies:

_______________________________________________________________

(2)  Aggregate number of securities to which transaction applies:

_______________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

_______________________________________________________________

(4)  Proposed maximum aggregate value of transaction:

_______________________________________________________________

(5)  Total fee paid:

_______________________________________________________________



 X  Fee paid previously with preliminary materials.
- ---

 X  Check box if any part of the fee is offset as provided by Exchange Act Rule
- --- 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
     $125
- ---------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:
     Schedule 14A
- ---------------------------------------------------------------

(3)  Filing Party:
     Registrant
- ---------------------------------------------------------------

(4)  Date Filed:
     August 29, 1996
- ---------------------------------------------------------------

                          [CARDINAL HEALTH, INC. LOGO]


                              CARDINAL HEALTH, INC.
                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 29, 1996

                             ----------------------

                  Notice is hereby given that the Annual Meeting of Shareholders of Cardinal Health, Inc., an Ohio corporation (the "Company"), will be held at the Company's corporate offices at 5555 Glendon Court, Dublin, Ohio, on Tuesday, October 29, 1996, at 8:00 a.m. local time, for the following purposes:

                  1. To elect four Directors, each to serve for a term of three years and until his or her successor is duly elected and qualified;

                  2. To vote on a proposal to adopt an amendment to the Company's Articles of Incorporation to increase the number of authorized Company Common Shares, without par value, from one hundred million to one hundred fifty million;

                  3. To vote on a proposal to approve the material terms of the performance goals under the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan; and

                  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

                  Only shareholders of record on September 13, 1996, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.


                  By Order of the Board of Directors.

                                             GEORGE H. BENNETT, JR., Secretary


September 27, 1996


                  SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                          [CARDINAL HEALTH, INC. LOGO]


                              CARDINAL HEALTH, INC.
                                 PROXY STATEMENT


         This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cardinal Health, Inc., an Ohio corporation (the "Company"), for use at the annual meeting of the shareholders of the Company (the "Annual Meeting") to be held on Tuesday, October 29, 1996, at the Company's corporate offices at 5555 Glendon Court, Dublin, Ohio, at 8:00 a.m. local time and at any adjournment or postponement thereof. This proxy statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the fiscal year ended June 30, 1996, are first being sent to shareholders on or about September 27, 1996.

         The close of business on September 13, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At that date, the Company had outstanding 64,554,282 common shares, without par value ("Common Shares"). Holders of Common Shares at the record date are entitled to one vote per share for the election of Directors and upon all matters on which shareholders are entitled to vote.


         The address of the Company's principal executive office is 5555 Glendon Court, Dublin, Ohio 43016.

                              ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of twelve members, divided into three classes of four members each. The Company's Restated Code of Regulations, as amended, provides that the number of Directors may be increased or decreased by action of the Board of Directors upon the majority vote of the Board, but in no case shall the number of Directors be fewer than nine or more than fourteen without an amendment approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to that proposed amendment.

         At the meeting, Common Shares represented by proxies, unless otherwise specified, will be voted for the election of the four nominees hereinafter named, each to serve for a term of three years and until his or her successor is duly elected and qualified. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of such substitute nominee(s) as the Board of Directors may propose. Proxies may not be voted at the Annual Meeting for a greater number of persons than the four nominees named in this proxy statement, although additional nominations may be made by shareholders at the meeting.

         If notice in writing is given by any shareholder entitled to vote at the Annual Meeting to the President, a Vice-President or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that such shareholder desires that the voting for election of Directors be cumulative, and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder entitled to vote at the Annual Meeting shall have the right to cumulate such voting power as he possesses at such election and to give one nominee a number of votes equal to the number of Directors to be elected multiplied by the number of shares he holds, or to distribute his votes on the same basis among two or more nominees, as he sees fit. If voting for the election of Directors is cumulative, the persons named in the enclosed proxy will vote the shares represented thereby and by other proxies held by them so as to elect as many of the four nominees named below as possible.

Under Ohio law and the Company's Articles of Incorporation, broker non-votes and abstaining votes will not be counted in favor of or against election of any nominee. The four nominees receiving the greatest number of votes will be elected Directors.

         Listed below are the names of those persons nominated for election as Directors of the Company (each is currently a Director of the Company), and of the Directors of the Company whose terms of office will continue after the meeting, their principal occupations, other directorships (which are shown parenthetically), ages as of the date of this proxy statement, the year in which each first became a Director of the Company or the Company's predecessor in interest, and the year in which each such Director's term as a Director will expire:

                   NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                                DIRECTOR   TERM
          NAME              AGE   PRINCIPAL OCCUPATION(1)                        SINCE    EXPIRES
          ----              ---   -----------------------                        -----    -------

Regina E. Herzlinger....    52    Professor, Harvard University Graduate         1995       1996
                                  School of Business Administration (C.R.
                                  Bard, Inc., Deere & Company, Manor
                                  Care, Inc., and Schering-Plough Corporation).

J. Michael Losh.........    50    Executive Vice President and Chief             1996(2)    1996
                                  Financial Officer of General Motors
                                  Corporation, an automobile manufacturing
                                  company.

John C. Kane............    56    President and Chief Operating Officer of       1993       1996
                                  the Company. (3)

John B. McCoy...........    53    Chairman and Chief Executive Officer of        1987       1996
                                  Banc One Corporation, a bank holding
                                  company (Banc One Corporation, Federal
                                  Home Loan Mortgage Corporation, Tenneco
                                  Incorporated, and Ameritech Corporation).


                    DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

                                                                                DIRECTOR   TERM
          NAME              AGE   PRINCIPAL OCCUPATION(1)                        SINCE    EXPIRES
          ----              ---   -----------------------                        -----    -------

Robert L. Gerbig........    51    President and Chief Executive Officer of       1975       1998
                                  Gerbig, Snell/Weisheimer & Associates,
                                  Inc., an advertising agency.

George R. Manser........    65    Chairman of Uniglobe Travel (Capital           1977       1998
                                  Cities) Inc., a travel planning services
                                  company (AmeriLink Corporation, Checkfree
                                  Corporation, Hallmark Financial Services,
                                  Inc., and State Auto Financial Corporation).



                                                                                DIRECTOR   TERM
          NAME              AGE   PRINCIPAL OCCUPATION(1)                        SINCE    EXPIRES
          ----              ---   -----------------------                        -----    -------
Jerry E. Robertson......    63    Retired Executive Vice President of the Life   1991       1998
                                  Sciences Sector and Corporate Services of
                                  Minnesota Mining & Manufacturing
                                  Company, a manufacturer of industrial
                                  commercial, health care and consumer
                                  products (Manor Care, Inc., Allianz Life
                                  Insurance Company of North America,
                                  Coherent, Inc., Haemonetics Corporation,
                                  Life Technologies, Inc., and Steris
                                  Corporation).

Melburn G. Whitmire.....    57    Vice Chairman of the Company. (3)              1994       1998

John F. Finn............    48    Chairman and Chief Executive Officer           1994       1997
                                  of Gardner, Inc., an outdoor power
                                  equipment distributor.

John F. Havens..........    69    Retired Chairman and Director Emeritus         1979       1997
                                  of Banc One Corporation, a bank holding
                                  company (Worthington Industries, Inc.).


L. Jack Van Fossen......    59    Retired President and Chief Executive Officer  1983       1997
                                  of Red Roof Inns, Inc., a lodging company
                                  (The Scotts Company and Choice Hotels
                                  International, Inc.).


Robert D. Walter........    51    Chairman and Chief Executive Officer           1971       1997
                                  of the Company  (Banc One Corporation,
                                  Karrington Health, Inc., and
                                  Westinghouse Electric Corporation). (3)


     (1) Each of the above Directors, except Messrs. Kane, Manser, Van Fossen, and Whitmire, either has had the positions shown or has had other executive positions with the same employer for more than five years. Mr. Kane, prior to joining the Company in February 1993, was employed by Abbott Laboratories, a pharmaceutical and health care products manufacturer, where he served most recently as president of the Ross Laboratories Division. Mr. Manser, prior to his retirement in June 1994, was a director and Chairman of the Board of North American National Corporation, an insurance holding company. Mr. Van Fossen retired from Red Roof Inns in June 1995. Prior to the Company's merger transaction in February 1994 with Whitmire Distribution Corporation ("Whitmire"), Mr. Whitmire was Chairman, President, and Chief Executive Officer of Whitmire. Mr. Whitmire presently serves as Vice Chairman of the Company and Senior Chairman of Whitmire.

     (2) Mr. Losh was appointed to a vacancy on the Board on May 15, 1996.

     (3) Messrs. Kane, Walter and Whitmire are officers and directors of various subsidiaries of the Company.

         Four regular meetings and three special meetings of the Company's Board of Directors were held during the fiscal year ended June 30, 1996. Each Director, except Dr. Robertson, attended 75% or more of the meetings of the Board and Board committees on which he or she served.


         Messrs. Manser, McCoy, Walter, and Whitmire are the current members of the Board's Executive Committee, which is empowered to exercise all powers and perform all duties of the Board of Directors when the Board is not in session other than the authority to fill vacancies among the Directors or in any committee of the Directors. The Executive Committee did not meet during the last fiscal year, but acted numerous times by written action without a meeting pursuant to Ohio law.

         Messrs. Finn and Van Fossen, Mrs. Herzlinger, and Dr. Robertson are the current members of the Board's Audit Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to the Company's annual audit, accounting policies, financial reporting, and internal controls. The Audit Committee met four times during the last fiscal year.


         Messrs. Havens, Losh, Manser, and McCoy are the current members of the Board's Compensation and Personnel Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to compensation of the employees of the Company, sales to employees of stock in the Company, and grants to employees of options to purchase stock in the Company. The Compensation and Personnel Committee met four times during the last fiscal year and acted several times by written action without a meeting pursuant to Ohio law.


         Messrs. Losh and McCoy and Dr. Robertson are the current members of the Board's Nominating Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to selection of nominees to serve on the Board and its various committees. The Nominating Committee will consider nominees recommended by shareholders upon submission in writing to the Secretary of the Company of the names of such nominees, together with their qualifications for service as a Director of the Company. The Nominating Committee was formed in May 1996 and did not meet during the fiscal year ended June 30, 1996.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         A property which includes parts of the Company's former Columbus food distribution center is leased by the Company from a limited partnership in which the general partner is Mr. Walter and the limited partners include Mr. Walter. The Company has subleased this property to third parties at rentals substantially in excess of the rentals it is required to pay to the limited partnership. The initial term of the Company's lease expired February 29, 1984, and the lease is currently in its second ten-year renewal term. The Company has options to renew the lease for two additional ten-year terms. The rent payable by the Company is $92,000 per annum during each of the first two renewal terms, and the fair rental value of the premises during each of the last two renewal terms. The Company has a first-refusal option to purchase the premises in the event the limited partnership proposes to sell the premises to a third party.

         During the fiscal year ended June 30, 1996, Gerbig, Snell/Weisheimer & Associates, Inc., of which Mr. Gerbig, a Director of the Company, is President and Chief Executive Officer, provided advertising services to the Company and its subsidiaries for which the Company and its subsidiaries paid an aggregate of approximately $241,790.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         All executive officers and Directors of the Company timely filed all reports required under Section 16(a) of the Exchange Act. The Form 3 filed by Gordon A. Troup, Executive Vice President - Northern Group, inadvertently omitted 1,218 Company Common Shares held by Mr. Troup indirectly through the Company's Profit Sharing and Retirement Savings Plan on the date he became a
Section 16 reporting person. Mr. Troup included such Common Shares on a subsequently filed Form 5, amending his initial Form 3 filing.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares as of September 13, 1996, by: (a) Company Directors; (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares; (c) the Company's Chief Executive Officer and the other four most highly compensated executive officers named in the Summary Compensation Table; and (d) the Company's executive officers and Directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all Common Shares set forth opposite their names:

                                                       Number of
                                                   Common Shares
Name of Beneficial Owner                      Beneficially Owned         Percent of Class
- ------------------------                      ------------------         ----------------
Robert D. Walter (1) (2) (3)                           3,134,946          4.85%
Melburn G. Whitmire (3) (4)                              750,134            *
John C. Kane (3)                                         149,018            *
George R. Manser (5)(6)                                   53,510            *
James F. Millar (3)                                       49,649            *
David Bearman (3)                                         45,932            *
Robert L. Gerbig (5)                                      40,662            *
John B. McCoy (5) (7)                                     31,767            *
L. Jack Van Fossen (5)                                    29,907            *
John F. Havens (5)                                        11,999            *
Jerry E. Robertson (5)                                    10,076            *
John F. Finn (5) (8)                                       9,000            *
J. Michael Losh (5)                                        2,547            *
Regina E. Herzlinger (5)                                   1,895            *
All Executive Officers and Directors as a              4,383,900          6.75%
   Group (9) (18 Persons)



     (1) Mr. Walter's address is 5555 Glendon Court, Dublin, Ohio 43016. Includes 379,995 Common Shares held in Mr. Walter's grantor retained annuity trust. Mr. Walter, Edward D. Esping and members of his family (the "Espings"), and Michael E. Moritz are parties to a Shareholders Agreement dated July 13, 1984, as amended (the "Shareholders Agreement"), pursuant to which they have agreed to act jointly in voting certain Common Shares (the "Pooled Shares") owned by each of them in a manner determined desirable by the holders of a majority of the Pooled Shares. The Pooled Shares are owned as follows: Mr. Walter - 1,978,840 shares; the Espings - 118,505 shares; and Mr. Moritz - 517,498 shares. Since Mr. Walter owns a majority of the Pooled Shares, he controls the voting of the Pooled Shares. The Pooled Shares are subject to a right of first refusal in favor of the owners of the remaining Pooled Shares. The terms of the Shareholders Agreement continue through September 14, 1999, unless earlier terminated by, among other things, the decision by then-holders of a majority of the Pooled Shares, any event which results in Mr. Walter not owning a majority of the Pooled Shares, or the release from the Shareholders Agreement of more than 50% of the original Pooled Shares. Mr. Walter has sole investment power with respect to the 1,978,840 Pooled Shares he owns of record and, as a result of the Shareholders Agreement, he has shared voting power with respect to all the Pooled Shares (which include such 1,978,840 shares).

     (2) Bank One Trust Company, N.A. is the trustee of separate trusts (the "Walter Trusts") for the benefit of each of Mr. Walter's three children. Each such trust owns 45,897 Common Shares. Mr. Walter has no voting or investment power over the Common Shares held in the Walter Trusts. Common Shares listed as being beneficially owned by Mr. Walter exclude the 137,691 Common Shares owned by the Walter Trusts, and Mr. Walter disclaims beneficial ownership of such Common Shares.


     (3) Common Shares and the percent of class listed as being beneficially owned by the Company's named executive officers include outstanding options to purchase Common Shares which are exercisable within 60 days of September 13, 1996, as follows: Mr. Walter - 106,125 shares; Mr. Kane - 93,750 shares; Mr. Millar - 29,139 shares; Mr. Bearman - 40,302 shares; and Mr. Whitmire - 0 shares.


     (4) Includes 4,801 Common Shares held by Mr. Whitmire and his wife as custodian for the benefit of their minor daughter.

     (5) Common Shares and the percent of class listed as being beneficially owned by the listed Company Directors (except for Messrs. Kane, Walter and Whitmire) include outstanding options to purchase Common Shares which are exercisable under the Company's Directors' Stock Option Plan and Equity Incentive Plan as follows: Dr. Robertson - 10,076 shares; Mr. Finn - 2,865 shares; Mrs. Herzlinger - 1,895 shares; Mr. Losh - 1,547 shares; and each other listed Director (except for Messrs. Kane, Walter and Whitmire) - 6,770 shares.

     (6) Includes 20,000 Common Shares which are held in a Manser family trust.

     (7) Includes 2,827 Common Shares which are held by Mr. McCoy in trust for the benefit of his children, but does not include Common Shares owned by Banc One Corporation or its subsidiaries (including the 137,691 Common Shares owned by the Walter Trusts).

     (8) Includes 5,618 Common Shares held jointly by Mr. Finn and his wife, 306 Common Shares held in his wife's individual retirement account, and 62 Common Shares held for the benefit of each of Mr. Finn's two minor children.


     (9) Common Shares and percent of class listed as being beneficially owned by all executive officers and Directors as a group include: (a) all Pooled Shares, including those Pooled Shares owned by the Espings and Mr. Moritz; and (b) outstanding options to purchase Common Shares which are exercisable within 60 days of September 13, 1996, but do not include any Common Shares beneficially owned by Banc One Corporation or its subsidiaries (including the 137,691 Common Shares owned by the Walter Trusts).



                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

         The Company's executive compensation program is administered by the Compensation and Personnel Committee (the "Compensation Committee") of the Company's Board of Directors, which has responsibility for reviewing all aspects of the compensation program for the executive officers of the Company. The Compensation Committee is comprised of Messrs. Havens, Losh, Manser and McCoy. The Compensation Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key managers and align their compensation with the Company's overall business strategies, values, and performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy which includes the following considerations:

         - A "pay-for-performance" orientation that differentiates compensation results based upon corporate, business unit, and individual performance;

         - An emphasis on stock incentives as a significant component of total compensation in order to more closely align the interests of Company executives with the long-term interests of shareholders;

         - An emphasis on total compensation vs. cash compensation, under which base salaries are generally set somewhat below competitive levels but which motivates and rewards Company executives with total compensation (including incentive programs) at or above competitive levels, if performance is superior;

         - Recognition that as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be based upon stock and other performance incentives and less on salary and employee benefits; and

         - An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives and encourages Company stock ownership and capital accumulation.

         The primary components of the Company's executive compensation program are: (a) base salaries; (b) annual cash incentive opportunities; and (c) long-term incentive opportunities in the form of stock options and restricted shares. Each primary component of pay is discussed below.


         Base Salaries. Base salaries for Company executives are generally subject to annual review and adjustment on the basis of individual and company performance, level of responsibility, and competitive, inflationary, and internal equity considerations. The relative weights assigned to each factor vary from executive to executive. The Compensation Committee generally attempts to set base salaries of executive officers at a level which is below the "market" rate, as determined from information gathered by the Company from independent compensation surveys. The companies evaluated for this purpose include but are not the same as those in the Peer Group utilized in the Shareholder Performance Graph set forth on page 12, and represent a broader spectrum of wholesale, retail and manufacturing companies which the Compensation Committee believes to be a more representative measure of the market for competitive executive talent. With respect to the $543,325 base salary established for Mr. Walter in May 1996 (a 3% increase from his previous base salary determined in May 1995), the Compensation Committee took into account the factors described above for other executive officers, weighting most heavily Company performance and internal equity considerations.


         Annual Cash Incentives. Company executives are eligible to receive annual cash bonus awards to focus attention on achieving key goals, pursuant to the Company's Management Incentive Plan ("MIP"). Maximum MIP incentive amounts are established each year on an individualized basis, with such amounts varying as a percentage of base salary depending upon each executive's level of responsibility and function. Performance objectives are established for the Company and for each significant business unit within the Company at the beginning of each fiscal year, and are designed to provide competitive incentive pay only for superior performance. These objectives include a specific target for earnings growth, which target was partially met for the fiscal year ended June 30, 1996. In addition, individual performance objectives are established for each executive which include both specific performance goals and other, more qualitative and developmental, criteria. For managers with primarily staff or corporate responsibilities, 60% of the MIP amount is weighted to achievement of the Company's corporate performance objectives and 40% to achievement of individual performance objectives. For managers with primarily operating unit responsibilities, 50% of the MIP amount is weighted to performance of the relevant business unit, 30% to achievement of individual performance objectives, and 20% to achievement of the Company's corporate performance objectives.

         In determining Mr. Walter's annual bonus of $399,000 for the fiscal year ended June 30, 1996, the Compensation Committee applied the same weighting as described above for other managers with primarily corporate responsibilities (i.e., 60% for Company performance and 40% for individual performance) and took into account the Company's growth in fully diluted earnings per share compared to the Company's targeted earnings growth for the period, certain qualitative factors associated with the Company's financial performance (including selling, general and administrative expense improvements and the Company's superior performance relative to other industry participants), progress made in diversifying into related health care service businesses and improving the Company's strategic positioning, and achievement of other individual performance objectives.

Bonuses for the Company's other named executive officers were approved by the Compensation Committee based on similar corporate, business unit, and individual performance criteria.

         Long-Term Stock Incentives. The Company's Stock Incentive Plan (the "1987 Plan"), which was approved by the Company's shareholders in 1987, and the Company's Equity Incentive Plan (the "1995 Plan"), which was approved by the Company's shareholders in November 1995 and which replaced the 1987 Plan as to ongoing grants, are designed to align a significant portion of the executive compensation package with the long-term interests of Company shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business. The 1987 Plan and 1995 Plan provide for the grant of several types of equity-based awards, including both stock options and restricted shares.

         The Company makes annual grants of stock options to its management personnel, including its executive officers. This annual grant program is designed to provide Company managers, over a number of years, with multiple stock options, each granted with an exercise price equal to the market price for Company shares on the date of the grant. Individual option grants are determined by the Compensation Committee based on a manager's current performance, potential for future responsibility, and salary multiples designed to increase the portion of the total compensation opportunity represented by stock incentives as a manager's level of responsibility increases. Because a primary intent of granting stock options is to encourage positive future performance, when granting options, the Compensation Committee does not consider the number of options granted to an individual in previous years. The Compensation Committee places a relatively heavy emphasis on stock options as a percentage of total compensation, consistent with its philosophy that stock incentives more closely align the interests of Company managers with the long-term interests of shareholders.

         Grants of restricted shares are generally limited to the Company's executive officers and other senior management personnel to reward exceptional performance with a long-term benefit in lieu of cash, to facilitate stock ownership, and to deter recruitment of key Company managers by competitors and others. Unlike the Company's stock option program, restricted share grants are not made on an annual or other regularly established basis. Recipients of restricted share grants are subject to restrictions on the disposition of the stock during a period determined by the Compensation Committee at the time of grant. Restricted stock awards are forfeited by their terms if the recipient terminates employment with the Company prior to the expiration of the restricted period.


         Consistent with the Company's philosophy of linking total compensation to stock performance for all of its executive officers, a significant portion of Mr. Walter's overall compensation package is comprised of stock incentives. In March 1996 the Compensation Committee granted Mr. Walter options to purchase 26,431 Common Shares with an exercise price of $59.875 per share (the market price on the date of grant) as part of the annual option grant normally made to Company executives. In making these grants, the Compensation Committee considered the target range established for the Company's most senior officers, the improvement in the Company's strategic positioning, and Mr. Walter's progress in accomplishing personal objectives. Mr. Walter's options vest on the third anniversary of the grant date and are generally exercisable for a period of seven years following the vesting date consistent with grants made to other option recipients. No restricted share grants were made to Mr. Walter during the fiscal year ended June 30, 1996.


         Impact of 1993 Tax Act Changes. The Budget Reconciliation Act of 1993 (the "Act") amended the Internal Revenue Code of 1986, as amended (the "Code") to add Section 162(m), which prohibits a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1 million per year (the "Dollar Limitation"). A covered employee is an employee who, on the last day of the Company's taxable year, is the chief executive officer of the Company or an employee who appears in the Summary Compensation Table by reason of being one of the four most highly compensated executive officers for the taxable year (other than the chief executive officer). As a result of the amount of the Dollar Limitation, exclusions of certain compensation under the 1987 Plan and 1995 Plan, and salary deferral elections by Mr. Walter, the deductibility of compensation paid in 1996 was not affected by the Act. It is anticipated that the deductibility of compensation paid to Mr. Walter in fiscal 1997 and thereafter could be affected by the Act. Therefore, in August 1996, the Company's Board of Directors adopted the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan (the "Performance-Based Plan"), subject to shareholder approval of the material terms of the performance goals thereunder. (See

Proposal 2 for a description of the Performance-Based Plan.) Compensation paid in accordance with the Performance-Based Plan generally will not be applied toward the Dollar Limitation.

         Conclusion. As described above, the Company's executive compensation program provides a significant link between total compensation and the Company's performance and long-term stock price appreciation consistent with the compensation philosophies set forth above. This program has been established for a number of years, and has been a significant factor in the Company's growth and profitability and the resulting gains achieved by the Company's shareholders.

                             John B. McCoy, Chairman
                             John F. Havens
                             J. Michael Losh
                             George R. Manser


The following information is set forth with respect to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers.

                          I. SUMMARY COMPENSATION TABLE

========================================================================================================================
                                                 ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                                                                         AWARDS
                                        ==================================================================
                                                                    OTHER                                        ALL
                                                                    ANNUAL      RESTRICTED     SECURITIES       OTHER
                               FY -                                COMPEN-         STOCK       UNDERLYING      COMPEN-
NAME AND                      ENDED       SALARY       BONUS        SATION        AWARDS        OPTIONS        SATION
PRINCIPAL POSITION                         ($)          ($)          ($)          ($)(1)          (#)          ($)(2)
========================================================================================================================

Robert D. Walter               1996     $531,456     $399,000         -         $   -0-         26,431      $184,800 (3)
                              ------------------------------------------------------------------------------------------
Chairman & Chief               1995      495,649      446,039         -             -0-         40,330       162,340
                              ------------------------------------------------------------------------------------------
Executive Officer              1994      463,458      333,705         -          336,563        73,963       153,306
                              ------------------------------------------------------------------------------------------

John C. Kane                   1996      420,732      283,982         -             -0-         17,437        27,565
                              ------------------------------------------------------------------------------------------
President & Chief              1995      393,924      334,799         -             -0-         27,000         9,705
                              ------------------------------------------------------------------------------------------
Operating Officer              1994      360,789      255,472         -          251,850        51,225        22,298
                              ------------------------------------------------------------------------------------------

James F. Millar                1996      262,241      118,115         -             -0-         13,123        27,565
                              ------------------------------------------------------------------------------------------
Executive Vice President       1995      214,548      129,824         -             -0-         11,200        19,100
                              ------------------------------------------------------------------------------------------
&   President  -  Cardinal     1994      201,375      110,515      106,451        65,250        22,225        22,224
Distribution
                              ------------------------------------------------------------------------------------------

David Bearman                  1996      261,555      116,652         -             -0-         10,048        27,565
                              ------------------------------------------------------------------------------------------
Executive Vice President       1995      248,154      147,387         -             -0-         12,420         9,705
                              ------------------------------------------------------------------------------------------
& Chief Financial Officer      1994      239,989      127,754         -           73,950        24,425        23,545
                              ------------------------------------------------------------------------------------------

Melburn G. Whitmire (4)        1996      217,135      139,117         -             -0-         13,350       625,315
                              ------------------------------------------------------------------------------------------
Vice Chairman                  1995      333,750      283,609         -             -0-         13,350       155,000
                              ------------------------------------------------------------------------------------------
                               1994      120,385      300,000       90,000(6)       -0-           -0-        103,530
                              ------------------------------------------------------------------------------------------

========================================================================================================================


(1) Aggregate restricted share holdings and values at June 30, 1996 (based upon the closing stock price on such date), for the named executive officers are as follows: (i) Mr. Walter - 33,983 shares, $2,451,024; (ii) Mr. Kane - 37,000 shares, $2,668,625; (iii) Mr. Millar - 4,220 shares,
     $304,368; (iv) Mr. Bearman - 2,125 shares, $153,266; and (v) Mr. Whitmire -
     0 shares. Dividends are paid on restricted shares at the same rate as all shares of record. The restrictions on all shares granted to the named executive officers in fiscal year 1994 lapse 50% on the third anniversary of the grant and 50% on the sixth anniversary of the grant.


(2) Amounts shown represent Company contributions to the executive's account under the Company's Profit Sharing and Retirement Savings Plan and the Company's Incentive Deferred Compensation Plan for fiscal 1996 as follows:
     Mr. Walter - $27,565, Mr. Kane - $27,565, Mr. Millar - $27,565,
     Mr. Bearman - $27,565, and Mr. Whitmire - $25,315.

(3) Includes $157,235 for premiums paid by the Company on a split-dollar life insurance arrangement among the Company, Mr. Walter, and a trust for Mr. Walter's family. The Company will recover all such premiums paid by it, plus interest at the rate of 3% per annum, upon the earlier to occur of January 12, 2003, or the death of the survivor of Mr. Walter and his spouse.

(4) Mr. Whitmire joined the Company in February 1994 following the merger of Whitmire Distribution Corporation ("Whitmire") with the Company (the "Whitmire Merger"). Compensation included in the Summary Compensation Table for Mr. Whitmire excludes all compensation paid by Whitmire prior to the Whitmire Merger.


(5) Includes $600,000 paid to Mr. Whitmire in consideration for noncompete covenants contained in Mr. Whitmire's Employment Agreement (as described below under "Employment Agreements").

(6) Includes $90,000 for previously accrued vacation time paid to Mr. Whitmire in connection with the Whitmire Merger.

                    II. OPTION/SAR GRANTS IN LAST FISCAL YEAR

- -----------------------------------------------------------------------------------------------------------------------
                                          INDIVIDUAL   GRANTS
- --------------------------------------------------------------------------------
                                          PERCENT OF
                             NUMBER OF       TOTAL                                      POTENTIAL REALIZABLE VALUE
                             SECURITIES     OPTIONS                                      AT ASSUMED ANNUAL RATES
                             UNDERLYING   GRANTED TO                                   OF STOCK PRICE APPRECIATION
                              OPTIONS      EMPLOYEES     EXERCISE                           FOR OPTION TERM(3)
                              GRANTED      IN FISCAL      PRICE      EXPIRATION
           NAME                (#)(1)       YEAR(2)       ($/SH)        DATE          0%($)        5%($)      10%($)
- -----------------------------------------------------------------------------------------------------------------------
Robert D. Walter               26,431        4.80%       $59.875      03/04/06       $-0-       $995,261     $2,522,187
- -----------------------------------------------------------------------------------------------------------------------
John C. Kane                   17,437        3.17         59.875      03/04/06        -0-        656,591      1,663,931
- -----------------------------------------------------------------------------------------------------------------------
James F. Millar                13,123        2.38         59.875      03/04/06        -0-        494,147      1,252,267
- -----------------------------------------------------------------------------------------------------------------------
David Bearman                  10,048        1.82         59.875      03/04/06        -0-        378,358        958,834
- -----------------------------------------------------------------------------------------------------------------------
Melburn G. Whitmire            13,350        2.42         59.875      03/04/06        -0-        502,695      1,273,928
- -----------------------------------------------------------------------------------------------------------------------

(1) All options granted during the fiscal year to the named executives are nonqualified stock options and are exercisable on and after March 4, 1999.


(2) Based on 550,690 options granted to all employees during the fiscal year ended June 30, 1996 under the stock plans of the Company.

(3) These amounts are based on hypothetical appreciation rates of 0%, 5% and 10% and are not intended to forecast the actual future appreciation of the Company's stock price. No gain to optionees is possible without an actual increase in the price of the Company's shares, which increase benefits all of the Company's shareholders.

              III. AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                                         NUMBER OF             VALUE OF
                                                                        UNEXERCISED           UNEXERCISED
                                                                          OPTIONS            IN-THE-MONEY
                                                                         AT FY-END              OPTIONS
                                                                            (#)            AT FY-END ($) (2)
                                                                     -----------------------------------------
                                      SHARES            VALUE
                                    ACQUIRED ON       REALIZED         EXERCISABLE/          EXERCISABLE/
NAME                               EXERCISE (#)        ($) (1)         UNEXERCISABLE         UNEXERCISABLE
- --------------------------------------------------------------------------------------------------------------
Robert D. Walter                        -0-             $-0-          71,625/140,724     $3,871,161/$3,853,856
- --------------------------------------------------------------------------------------------------------------
John C. Kane                            -0-              -0-           68,750/95,662      3,528,594/2,641,796
- --------------------------------------------------------------------------------------------------------------
James F. Millar                         -0-              -0-           19,141/46,548      1,037,272/1,199,250
- --------------------------------------------------------------------------------------------------------------
David Bearman                           -0-              -0-           29,052/46,893      1,621,413/1,267,939
- --------------------------------------------------------------------------------------------------------------
Melburn G. Whitmire                   157,333        $8,168,536          0/26,700              0/465,581
- --------------------------------------------------------------------------------------------------------------

(1) Value calculated as the difference between the fair market value of the Common Shares on the date of exercise and the option exercise price.

(2) Value calculated as the difference between the fair market value of the Common Shares on June 30, 1996 and the option exercise price.

SHAREHOLDER PERFORMANCE GRAPH


          Set forth below is a line graph comparing the cumulative total return of Common Shares with the cumulative total return of the Standard & Poor's Composite - 500 Stock Index and an index based on a "line of business" peer group of companies (the "Peer Group"). Except as set forth in Note 2 below, the graph assumes in each case an initial investment of $100 as of March 31, 1991 based on the market prices at the end of each fiscal year through and including June 30, 1996, with the Peer Group investment weighted on the basis of market capitalization at the beginning of each such fiscal year and assuming reinvestment of dividends (and taking into account all stock splits). The companies in the Peer Group are Amerisource Health Corporation (starting in April 1995 when Amerisource's stock began trading publicly), Bergen Brunswig Corporation, Bindley Western Industries, Inc., FoxMeyer Corporation, McKesson Corporation, and Owens & Minor, Inc.

[GRAPH APPEARS IN THIS AREA]


- -----------------------------------------------------------------------------------------------------
   Fiscal Year (1)          1991          1992          1993         1994         1995       1996
- -----------------------------------------------------------------------------------------------------
S&P 500                    100.00        111.02        127.91       130.29       164.21     206.88
- -----------------------------------------------------------------------------------------------------
Peer Group                 100.00         97.52        114.74       161.77       294.41     328.92
- -----------------------------------------------------------------------------------------------------
Cardinal Health, Inc.      100.00        108.55        105.33       174.11       210.27     321.76
- -----------------------------------------------------------------------------------------------------

(1) On March 1, 1994, the Company changed its fiscal year end from March 31 to June 30. The information presented in the graph and table above for the years 1991 through 1993 is as of March 31, and the same information for the years 1994 through 1996 is as of June 30.


EMPLOYMENT AGREEMENTS

         In connection with the Whitmire Merger, Mr. Whitmire entered into an employment agreement with Whitmire, the performance of which was guaranteed by the Company. Mr. Whitmire, Whitmire, and the Company entered into an amendment to the employment agreement dated as of November 14, 1995. The employment agreement, as amended (the "Employment Agreement"), provides for an employment term of five years commencing February 7, 1994. In addition to a base salary, the Employment Agreement also provides for an annual bonus payable for fiscal years covered by the Employment Agreement through June 30, 1996 under the bonus plan in which other Company executive officers participate from time to time. The Employment Agreement provides that Mr. Whitmire will be entitled to participate in the Company's group health, life, and disability plans, as well as the Company's profit sharing and retirement savings plan during the term of the Employment Agreement. In addition, the Employment Agreement contains noncompete covenants effective throughout the employment term, and for up to two additional one year periods following the employment term. As consideration for his noncompete covenants, Mr. Whitmire will receive two consecutive annual payments of $600,000 each. The first such payment was made on March 7, 1996 and the second such payment will be paid on or before March 7, 1997.

COMPENSATION OF DIRECTORS

         The Company's non-employee Directors are paid $3,250 per quarter plus $1,500 for each Board meeting attended in person and $750 for each Board meeting attended telephonically. Non-employee Directors are also entitled to receive $750 for each Committee meeting attended (in person or telephonically). The Company also reimburses non-employee Directors for out-of-pocket travel expenses incurred in connection with attendance at Board and Committee meetings. Employee Directors do not receive additional compensation in their capacity as a Director.

         Pursuant to the Company's Equity Incentive Plan (the "1995 Plan"), options to purchase that number of Common Shares having a fair market value of $50,000 on the date of grant are automatically granted on an annual basis to each non-employee Director who has served as such for three consecutive annual meetings. The exercise price of these options is the fair market value of the Common Shares on the date of grant. In addition, options to purchase that number of Common Shares having a fair market value of $100,000 on the date of grant are automatically made to each non-employee Director subsequently added to the Board. The exercise price of these options is the fair market value of Common Shares on the date of grant. All grants to non-employee Directors under the 1995 Plan vest immediately, are exercisable for ten years from the date of grant, and are subject to adjustment for subsequent stock dividends, splits, and other changes in the Company's capital structure. If a non-employee Director ceases to serve as such, then options previously granted under the 1995 Plan lapse unless exercised within six months (twelve months in the case of a non-employee Director's death). Options granted under the 1995 Plan are treated as "nonqualified options" under the Code. During the fiscal year ended June 30, 1996, Messrs. Gerbig, Havens, Manser, McCoy, and Van Fossen and Dr. Robertson each were granted an option to purchase 928 Common Shares; Mrs. Herzlinger was granted an option to purchase 1,895 Common Shares upon her appointment to the Board; and Mr. Losh was granted an option to purchase 1,547 Common Shares upon his appointment to the Board, in accordance with the provisions of the 1995 Plan.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         John F. Havens, J. Michael Losh, George R. Manser, and John B. McCoy are the members of the Company's Compensation and Personnel Committee. Mr. McCoy is Chairman and Chief Executive Officer of Banc One Corporation ("Banc One"). Robert D. Walter, Chairman and Chief Executive Officer of the Company, is a director of Banc One.

      PROPOSAL 1 - AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO
                INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

            The Company's Board of Directors has unanimously approved an amendment to Section 1 of Article Fourth of the Company's Articles of Incorporation to increase the authorized number of Common Shares from one hundred million to one hundred fifty million and recommends that the Company's shareholders approve and adopt the amendment. The full text of Section 1 of Article Fourth reflecting this amendment is attached to this Proxy Statement as Exhibit A.

            The additional Common Shares for which authorization is sought would have the same rights and privileges as the Common Shares presently outstanding. Holders of Common Shares have no preemptive rights to subscribe to or for any additional shares of the Company.


            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF COMMON SHARES.

            As of September 13, 1996, 64,554,282 Common Shares were outstanding, 228,631 were issued and held in treasury, and 4,392,639 Common Shares were reserved for issuance under stock incentive plans. As of such date, excluding Common Shares already reserved as described above, a balance of 30,824,448 authorized Common Shares would have been available for issuance without shareholder action. On July 24, 1996, the Company announced that it had signed a merger agreement with PCI Services, Inc. ("PCI"), a provider of integrated packaging services to the pharmaceutical industry. If the transaction is consummated, PCI will become a wholly-owned subsidiary of the Company. Under the terms of the transaction, shareholders of PCI will receive 0.336 of a Common Share of the Company in exchange for each common share of PCI and the Company is expected to issue approximately 2.1 million Common Shares in the transaction, subject to adjustment as provided in the merger agreement. The Company has also agreed to convert existing PCI stock options (approximately 470,000 shares) into Company options at the same exchange rate described above (approximately 157,920 shares). The Company has an adequate number of authorized but unissued Common Shares available to complete the PCI transaction without taking into account the increase in authorized Common Shares described in this proposal.

         Although the Company has no present plan, agreement or commitment for the issuance of additional Common Shares other than those described above or pursuant to employee benefit plans, the Company's Board of Directors believes that the number of Common Shares available for issuance could be insufficient to meet the future needs of the Company. The Company's Board of Directors believes that it is desirable to have additional authorized but unissued Common Shares available for possible future share dividends or splits, employee benefit programs, financing and acquisition transactions, and other general corporate purposes. For example, the Company issued shares pursuant to 25% stock splits in September 1989, September 1990, September 1991 and June 1994; 2,012,500 shares in a registered public offering in March 1991 and 1,866,949 shares in a registered public offering in September 1994; 3,422,521 shares pursuant to the conversion of outstanding debentures in July 1993; and approximately 35,995,700 shares and options to purchase shares in connection with acquisition transactions completed since May 1, 1993. Although there can be no assurance that similar transactions will occur in the future, the Board wishes to have Common Shares available for such purposes if conditions warrant. Like the presently authorized but unissued Common Shares, the additional Common Shares would be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of the New York Stock Exchange on which the Common Shares are listed or any other stock exchange on which the Company's securities may be listed in the future. The authorization of additional Common Shares may enable the Company, as the need arises, to take timely advantage of market conditions and the availability of favorable opportunities without the potential delay and expense associated with the holding of a meeting of its shareholders, where the issuance of such Common Shares would not otherwise require shareholder action.

            Although a proposal to increase the authorized capital stock of a company may be construed as having an anti-takeover effect, neither the management of the Company nor its Board of Directors views this proposal in that perspective. The proposal has not been prompted by an effort by anyone to gain control of the Company and the Company is not aware of any such attempt. However, the authorized and unissued Common Shares could be issued for the purpose of discouraging an attempt by another person or entity, through the acquisition of a substantial number of Common Shares, to acquire control of the Company with a view to effecting a merger, sale of the Company's assets, or similar transaction, since the issuance of Common Shares could be used to dilute the share ownership or voting rights of such a person or entity. Further, any of such authorized but unissued Common Shares could be privately placed with purchasers who might support incumbent management, making a change in control of the Company more difficult.

         Under Ohio law and the Company's Articles of Incorporation, the affirmative vote of the holders of a majority of the outstanding Common Shares is required for the approval of the proposal. Broker non-votes and abstentions will have the same effect as votes against the proposal.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 2 - APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE CARDINAL HEALTH, INC. PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

INTRODUCTION

         At the Annual Meeting, the Company's shareholders will be requested to consider and act upon a proposal to approve the material terms of the performance goals under the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan (the "Performance-Based Plan").

         On August 14, 1996, the Board of Directors adopted the Performance-Based Plan, subject to approval by the Company's shareholders of the material terms of the performance goals thereunder. The purpose of the Performance-Based Plan is to give the Company a competitive advantage in attracting, retaining and motivating senior officers and key employees and to provide the Company with the ability to provide incentive compensation that is linked to the profitability of the Company's businesses and increases in shareholder value, which incentive compensation is not subject to the deduction limitation rules described below.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE PERFORMANCE-BASED PLAN.

DESCRIPTION

         Set forth below is a summary of certain important features of the Performance-Based Plan and a description of the material terms of the performance goals thereunder that shareholders are being asked to approve.

         Administration. The Performance-Based Plan will be administered by the Compensation Committee of the Board. Among other things, the Compensation Committee will have the authority to select participants in the Performance-Based Plan from among the Company's executive officers and to determine the performance goals, target amounts and other terms and conditions of awards under the Performance-Based Plan (subject to the terms of the Performance-Based Plan). The Compensation Committee also will have the authority to establish and amend rules and regulations relating to the Performance-Based Plan and to make all other determinations necessary and advisable for the administration of the Performance-Based Plan. All decisions made by the Compensation Committee pursuant to the Performance-Based Plan will be made in the Compensation Committee's sole discretion and will be final and binding.

         Eligibility. Executive officers of the Company designated by the Compensation Committee are eligible to be granted awards under the Performance-Based Plan.

         Terms of Awards. Awards under the Performance-Based Plan will consist of cash amounts payable upon the achievement, during a specified performance period, of specified objective performance goals. At the beginning of a performance period for a given award, the Compensation Committee will establish the performance goal(s) and the target amount of the award, which will be earned if the performance goal(s) are achieved in full, together with any lesser amount that will be earned if the performance goal(s) are only partially achieved. After the end of the performance period, the Compensation Committee will certify the extent to which the performance goals are achieved and determine the amount of the award that is payable; provided, that the Committee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the amount earned.

         Performance Goals; Maximum Award. The performance goals for awards will be based upon the achievement of targeted measures of return on equity, earnings per share, earnings from operations, and/or such other objective business criteria as the shareholders may approve from time to time by the Company and/or one or more operating groups of the Company. The maximum award that may be paid to any participant for any performance period is $1 million times the number of twelve-month periods contained within the performance period. For example, if the performance period for an award is two years, the maximum award would be $2 million, and if the performance period is six months, the maximum award would be $500,000.

         Termination of Employment. A participant whose employment terminates because of death or disability during the performance period for an award will receive a pro rata portion of the award, based upon the extent to which the performance goals had been achieved before such termination, unless the Compensation Committee determines otherwise. A participant whose employment terminates for any other reason before the end of the performance period for an award will not be entitled to any payment with respect to the award.

         Amendment and Discontinuance. The Performance-Based Plan may be amended, modified or terminated by the Compensation Committee at any time, but no such amendment, modification or termination will affect the payment of any award for a performance period that has already ended or increase the amount of any award.

INITIAL AWARD TO MR. WALTER

         On August 13, 1996, the Compensation Committee approved an award to Mr. Walter under the Performance-Based Plan (the "Initial Award"), subject to shareholder approval of the material terms of the performance goals under the Performance-Based Plan. The target amount of the Initial Award is $700,000, which will be paid (subject to the exercise of negative discretion by the Compensation Committee) if the Company attains certain targets established by the Compensation Committee based upon growth of earnings per share and return on shareholders equity for fiscal 1997.

REASON FOR SHAREHOLDER APPROVAL

         The Performance-Based Plan has been designed to take into account certain limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. Internal Revenue Code (the "Code") Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and the four other most highly compensated officers of a public corporation. (See "Executive Compensation -- Compensation Committee Report -- Impact of 1993 Tax Act Changes", above.) However, "qualified performance-based compensation" is exempt from this limitation. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are approved by the shareholders of the paying corporation. The shareholders of the Company are thus being asked to approve the material terms of the performance goals under the Performance-Based Plan, as described above.


VOTE REQUIRED

         Approval of the performance goals under the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan requires the affirmative approval of the holders of a majority of the Common Shares present in person, or by proxy, at the Annual Meeting. Broker non-votes and abstentions will have the same effect as votes against the proposal.


         THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE PERFORMANCE GOALS UNDER THE PERFORMANCE-BASED PLAN IS IN THE BEST INTERESTS OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THIS PROPOSAL.



                              SHAREHOLDER PROPOSALS


         Any shareholder who intends to present a proposal at the Company's 1997 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than May 30, 1997.
The Company will not be required to include in its proxy statement a form of proxy or shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.


                        SELECTION OF INDEPENDENT AUDITORS

         On August 14, 1996, the Company's Board of Directors selected Deloitte & Touche LLP to serve as the independent auditors for the Company and its subsidiaries for the fiscal year ending June 30, 1997. The selection of Deloitte & Touche LLP as the auditors for the Company was recommended to the Company's Board of Directors by the Audit Committee of the Board. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions.

                                  OTHER MATTERS

         This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of the Company in person or by telephone, telegraph, or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained Morrow & Co., Inc. at an estimated cost of $10,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by the Company with custodians, nominees, and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.


         If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the shareholder. In the absence of any such specification, such proxies will be voted: FOR adoption of the amendment to the Company's Articles of Incorporation to increase the number of authorized Common Shares from one hundred million to one hundred fifty million; and FOR approval of the performance goals under the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan. With respect to the election of Directors, proxies returned without specifications made by the shareholder will be voted to elect four Directors as set forth under "Election of Directors" above. Although management does not presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the right to cumulate such votes and vote for less than all of the Director nominees named herein.

         The presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting or by executing and forwarding a later-dated proxy to the Company.

         If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitute, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the Annual Meeting.

         By order of the Board of Directors.


                                             GEORGE H. BENNETT, JR., Secretary



September 27, 1996

                                                                     EXHIBIT A


                     AMENDED SECTION 1 TO ARTICLE FOURTH

        Resolved, that Section 1 of Article FOURTH of the Amended and Restated Articles of Incorporation, as amended, of Cardinal Health, Inc. be, and the same hereby is, deleted in its entirety and there is substituted therefor the following:

        FOURTH: Section 1. Authorized Shares. The maximum aggregate number of shares which the corporation is authorized to have outstanding is 155,500,000, consisting of 150,000,000 common shares, without par value ("Class A Common Shares"), 5,000,000 Class B common shares, without par value ("Class B Common Shares") (the Class A Common Shares and the Class B Common Shares are sometimes referred to herein collectively as the "Common Shares"), and 500,000 nonvoting preferred shares, without par value.

                            (DETACH PROXY FORM HERE)

 ................................................................................

PROXY                        CARDINAL HEALTH, INC.
                     5555 GLENDON COURT, DUBLIN, OHIO 43016

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Robert D. Walter and George H. Bennett, Jr., and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein, all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned on September 13, 1996, at the annual meeting of shareholders to be held on October 29, 1996, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

1. / / WITH or / / WITHOUT authority to vote (except as marked to the contrary below) for the election of each of the nominees listed below:

       Regina E. Herzlinger, J. Michael Losh, John C. Kane, John B. McCoy

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

- --------------------------------------------------------------------------------
2.   FOR     AGAINST     ABSTAIN          Proposal to amend the Articles of
     / /       / /         / /            Incorporation of Cardinal Health, Inc.
                                          to increase the authorized number of
                                          common shares, without par value.

3.   FOR     AGAINST     ABSTAIN          Proposal to approve the material terms
      / /     / /         / /             of the performance goals under the
                                          Cardinal Health, Inc. Performance-
                                          Based Incentive Compensation Plan.

4. In their discretion, to vote upon such other business as may properly come before the meeting.

                            (DETACH PROXY FORM HERE)

 ................................................................................

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED TO ELECT THE NOMINEES DESCRIBED IN ITEM 1 ABOVE, FOR PROPOSALS 2 AND 3, AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

    Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.

                                            DATED ________________________, 1996

                                            ____________________________________

                                            ____________________________________

                                            ____________________________________
                                               SIGNATURE(S) OF SHAREHOLDER(S)

                                            PLEASE SIGN AS YOUR NAME APPEARS
                                            HEREON. IF SHARES ARE HELD JOINTLY,
                                            ALL HOLDERS MUST SIGN. WHEN SIGNING
                                            AS ATTORNEY, EXECUTOR,
                                            ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                            PLEASE GIVE YOUR FULL TITLE. IF A
                                            CORPORATION, PLEASE SIGN IN FULL
                                            CORPORATE NAME BY PRESIDENT OR OTHER
                                            AUTHORIZED OFFICER. IF A
                                            PARTNERSHIP, PLEASE SIGN IN
                                            PARTNERSHIP NAME BY AUTHORIZED
                                            PERSON, INDICATING WHERE PROPER,
                                            OFFICIAL POSITION OR REPRESENTATIVE
                                            CAPACITY.